Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES EXPANDS EXECUTIVE TEAM
AND APPOINTS TWO NEW EXECUTIVE VICE PRESIDENTS

LOS ANGELES--(BUSINESS WIRE)--June 13, 2006--Maguire Properties, Inc. (NYSE:MPG), a Southern California focused real estate investment trust, today announced that it has expanded its executive management team with the addition of Mr. Paul S. Rutter as Executive Vice President, Major Transactions and Mr. Martin Griffiths as Executive Vice President, Operations to provide additional expertise, oversight, and resources as the Company implements its strategic growth and development initiatives. The two new senior executives join Mr. Dallas Lucas, Executive Vice President and Chief Financial Officer on the executive team and will begin their roles on July 1, 2006.

Mr. Robert F. Maguire III, our Chairman and Chief Executive Officer commented, "We are thrilled to be able to have the extraordinary combination of talent, experience, and enthusiasm that these two individuals bring to Maguire Properties. We are confident that their extensive experience and knowledge in real estate will enable them to individually and collectively expand our management capabilities. Paul and Martin each exhibit very complementary skill sets and have worked together with me and with Maguire Properties for many years. They provide added talent to our team and we look forward to their contributions in their new roles as well as the leadership they will provide with Dallas Lucas as part of our executive management."

Mr. Paul S. Rutter, 53, was most recently Managing Shareholder at Gilchrist & Rutter Professional Corporation, a real estate law firm in Los Angeles which he co-founded in 1983. Mr. Rutter has represented and worked closely with Maguire entities for almost 25 years and has represented many public and private real estate companies throughout his career, including Thomas Properties Group, CommonWealth Partners, JP Morgan Investment Management and Trammell Crow, among others. He has strong administrative skills and extensive experience in executing complex real estate transactions. He received his law degree in 1978 from UCLA Law School and graduated magna cum laude from University of California at Los Angeles in 1975.

Mr. Martin Griffiths, 42, was most recently a partner at Deloitte Tax, LLP where he ran the real estate tax group for the Pacific Southwest. Prior to that, Mr. Griffiths was a partner in the real estate tax practice at Arthur Andersen where he worked from 1985 to 2002. And like Mr. Rutter, he has worked closely with the Maguire organization for over 20 years. Mr. Griffiths has represented numerous public and private real estate companies in his career including Douglas Emmett Realty, Thomas Properties Group, Pacific Coast Capital Partners and Macerich Company. Mr. Griffiths is a financial and expert tax professional who is an effective manager and is skilled in conceptualizing and structuring real estate transactions. He holds a Bachelor of Science degree in accounting from Loyola Marymount University.

"It is with much enthusiasm that I accept my new role and responsibilities at Maguire Properties," said Paul Rutter. "I have represented Rob and various Maguire entities over the past 25 years and am most respectful of Rob, the Company's management team and the Company's portfolio of outstanding office properties. I seized the opportunity to join the Company at this time as I believe the growth initiatives available through the company's development pipeline and its positioning in the market are ideal. I hope to contribute in generating further value for the Company's shareholders."

Martin Griffiths added, "Joining Maguire Properties presented an incredible opportunity and I am delighted to assume this new position overseeing the Company's operations. Rob has built a very strong leadership team that has helped expand the Company's portfolio to 22 properties with more than 20 million square feet of space as well as a substantial development pipeline. I look forward to working with the strong management team as we together position the Company for continued growth."

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. The Company expects to qualify as a real estate investment trust for federal income tax purposes.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company's growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company's dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558

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